Exhibit 10.1

November 29, 2021

Parag Agrawal

Re:	New Terms of Employment

Dear Parag:

This letter will confirm the new terms of your employment with Twitter, Inc. (“Twitter” or the “Company”). The Company’s Board of Directors (the “Board”) is very pleased that you will be Twitter’s Chief Executive Officer (“CEO”) effective November 29, 2021 (the “start date”). You will report to the Board in this role. The Board thanks you for your years of excellent service to the Company and its stockholders. The Board believes that you will add tremendous value as the Company’s CEO. You will be appointed to the Board effective as of the start date and, for as long as you remain CEO, you will be nominated for election to the Board at each stockholder meeting at which directors are to be elected and you are up for reelection.

1. Salary and Bonus. Beginning on the start date, your base salary will be $1,000,000 per year. You will remain a participant in the Company’s executive bonus plan with a new target bonus percentage of 150% of your annual base salary. Your actual earned bonus (if any) for 2021 will be based on the different salary and bonus percentages that applied before and after the start date. All earned bonuses (if any) will be subject to Twitter’s bonus plan as in effect from time to time. The bonus plan will provide that payment of any earned bonus will be made no later than two and one-half months after the end of the year in which the bonus was earned, subject to your continued employment with Twitter through the payment date.

2. Equity Compensation. In December 2021, you will be granted restricted stock units (“RSUs”) with a grant date face value of $12,500,000 (the number of RSUs that are granted to you will be determined under the Company’s standard methodology for this purpose based on November trading prices). These RSUs will vest in 16 equal quarterly increments (each being 6.25% of the grant) starting February 1, 2022, subject in each case to your remaining an employee of Twitter through the applicable vesting date. This grant is in addition to the grant of RSUs, performance-based RSUs (“PRSUs”), and Value Creation PRSUs that you received earlier this year. The PRSUs vest based on the achievement of total shareholder return and operating metrics, and the Value Creation PRSU Awards vest based on the achievement of certain goals for Twitter’s stock price. You will be granted additional PRSUs in April 2022 with a grant date face value of $12,500,000. The performance goals for those PRSUs will be determined by the Compensation Committee of the Board (the “Committee”) on or before the grant date. The applicable goals and vesting schedule generally will be consistent for you and your direct reports. The Committee will consider making additional equity grants to you, commensurate with your position and in accordance with the Company’s practices from time to time (currently the Committee considers executive grants annually). All equity grants described above will be subject to the terms of the applicable plan document and award agreement.

Parag Agrawal

November 29, 2021

3. Other Compensation and Arrangements. You will continue to be eligible to participate in Twitter’s employee benefit plans and programs, as provided in those plans and programs as they may exist from time to time. On the start date, you will become an eligible participant in the Company’s Amended and Restated Change of Control and Involuntary Termination Protection Policy (the “Policy”). Once you sign your Policy participation agreement, you will be eligible for severance benefits under the Policy if your employment ends in a qualifying termination of employment (generally, termination by the Company without cause or by you with good reason), all as detailed in the Policy. Your severance benefit level under the Policy will be no less favorable than for any of the Company’s other executive officers. The Committee expects to undertake a review of the Policy in the future and seek your input on any changes to the Policy. In addition to any other changes identified in that review, effective as of the date of this letter, the following terms under the Policy will apply to you: (a) the Change of Control Period will begin 3 months before a Change of Control and end 12 months after the Change of Control, (b) there will be accelerated vesting of equity awards that would have vested within 12 months after the termination of employment (but 37.5% acceleration if the termination is before January 1, 2025) and otherwise consistent with the terms of the Policy as in effect on the date of this letter, including (but not limited to) with respect to performance-based awards (that is, treating any applicable performance goals as being met at target levels), provided that performance-based awards granted after the date hereof shall be subject to the terms of the applicable award agreement if such agreement expressly sets forth a different treatment, and provided further that with respect to any equity awards with respect to which, at the time of termination of employment, it is known (as determined by the Company) that the applicable performance goals were attained as of the date of termination, such vesting shall be applied at the greater of target or actual level of performance, (c) clause (a) of the “Good Reason” definition shall state as follows: “a material adverse change in the nature or scope of your authority, powers, functions, duties, responsibilities, or reporting relationship (including ceasing to directly report to the board of directors of a publicly traded entity, if applicable)”, and (d) no amendment to the Policy that would adversely affect your rights under the Policy shall be made without your prior written consent. Notwithstanding the preceding sentence, commencing January 1, 2024, the Company may, following a notice period to you of at least 12 months, adopt amendments that are materially detrimental to your rights under the Policy so long as the amendment is not effective until January 1, 2025 at the earliest. In addition to the changes described above, not later than March 31, 2022, the Company will make clarifying updates in the “Change of Control” definition. The Company will reimburse you or directly pay up to $50,000 for your reasonable attorneys’ fees incurred in connection with this letter and related agreements. Please submit appropriate documentation of the expenses no later than February 28, 2022 and the Company will pay or reimburse the expenses in 2021 and no later than March 15, 2022. You will receive reimbursement for business expenses as provided in the Company policy applicable to other executive officers of Twitter. You also will receive indemnification and liability insurance coverage on terms generally the same as provided to any other Company executive or member of the Board.

Parag Agrawal

November 29, 2021

4. Additional Terms. In connection with your new role, you agree to sign and comply with the Company’s current form of Employee Invention Assignment and Confidentiality Agreement (the same agreement applies to all new employees) and you agree that the Arbitration Agreement between you and the Company will continue to apply. You will be expected to continue to comply with the Company’s policies and procedures including (but not limited to) Twitter’s Code of Business Conduct and Ethics. Your employment with Twitter continues to be “at will,” which means that both Twitter and you have the right to end your employment at any time, with or without advance notice, and with or without cause. All amounts payable to you from the Company are subject to any required withholdings and deductions. This letter will be governed by and construed under the laws of the State of California (except for its conflict of laws provisions). This agreement (together with the above-referenced plans, arrangements and agreements) contain the entire understanding between you and the Company with respect to the new terms of your employment. This letter may not be modified except by a writing duly executed by you and an individual authorized by the Board or the Committee.

Finally, the Board wishes to reiterate our excitement at your accepting this new leadership role.

Sincerely,

/s/ Bret Taylor

Bret Taylor

Chair, Board of Directors

I agree to all of the terms of this letter.

Dated: November 29, 2021	/s/ Parag Agrawal
Parag Agrawal